Exhibit 4.3

Private & Confidential Alan Jope alan.jope@unilever.com

20 February 2020

Dear Alan

Your reward package in respect of 2020

This letter outlines your reward package for 2020 authorised by the Compensation Committee (the “Committee”). Any defined terms used have the meaning set out in your service agreement (your “Agreement”) with Unilever PLC and Unilever NV (collectively referred to here as “Unilever”) if not otherwise defined here.

REWARD PACKAGE FOR 2020

Fixed pay:

1,508,000 EUR p.a.

With effect from 1 January 2020, your fixed pay has been reviewed by the Compensation Committee and has increased by 4%. Your fixed pay is denominated in Euros (and payable in equal monthly instalments).

Discretionary annual bonus:

2019: Discretionary annual bonus outcome: 1,783,500 EUR

This is your annual bonus award in respect of 2019. It represents your annual bonus target (150% of your fixed pay) multiplied by Unilever’s 2019 performance ratio of 82%. Any cash portion of your bonus payable to you (less MCIP election – see below) will be paid in the March 2020 payroll. For further details regarding your bonus outcome, please refer to the Directors’ Remuneration Report (DRR) of the 2019 Annual Report and Accounts (ARA).

2020: Discretionary annual bonus target: 150% of fixed pay

Your discretionary annual bonus target for 2020 is set out above. The maximum discretionary annual bonus is 225% of fixed pay (150% of target bonus). Performance measures are as set out in the Directors’ Remuneration Report (DRR) of the 2019 Annual Report and Accounts (ARA). Details of the performance targets approved by the Committee will be communicated to you separately.

MCIP:

2019: You have chosen to invest 1,194,945 EUR in the MCIP 2020-2023

You have opted to invest the maximum 67% (1,194,945 EUR) of your 2019 discretionary annual bonus award in Unilever shares (“investment shares”) under the Unilever Share Plan 2017 (the “Plan”). Each of these investment shares will become eligible for 1.5 match shares which will vest between 0-200% four years from the award date in line with the rules of the Plan and performance against the measures/targets set out in the DRR.

An additional one-year holding period will apply after the four-year vesting period.

Benefits:

Unilever will provide the following benefits as set out below:

•  medical cover for you and your family via the Allianz Worldwide Care International Healthcare Plan;

•  life insurance cover at three times your fixed pay; and

•  actual and reasonable costs of tax return preparation in respect of total Unilever earnings via Unilever’s designated tax advisor.

Please note that, whilst performance measures and target ranges have been approved by the Committee, in-flight performance measures and target ranges may be adjusted if and to the extent deemed appropriate by the Committee (in which case we will notify you separately in writing).

In addition, all 2020 payments/awards set out above (including MCIP 2020-2023 Match shares) are gross, and subject to: any necessary deductions for tax/social security; the malus/clawback provisions set out below; the terms and conditions of your Agreement (which are unchanged save as set out in this letter), relevant award documentation, plan rules and related policies/standards (as amended or replaced from time to time)

Malus and clawback. All performance-related remuneration awarded to you, including but not limited to any annual bonus and GSIP/ MCIP awards, is subject to malus and clawback as follows:

Malus: If the Committee considers that there is:

•	a significant downward restatement of the financial results of Unilever;

•	reasonable evidence of gross misconduct or gross negligence by you;

•	reasonable evidence of material breach by you of Unilever’s Code of Business Principles or Code Policies;

•	breach of restrictive covenants by which the individual has agreed to be bound; and/or

•	reasonable evidence of conduct by you that results in significant losses or reputational damage to Unilever,

it may, in its discretion, at any time prior to your performance-related remuneration vesting or being paid, decide that some or all of your performance-related remuneration (which is subject to this malus and clawback provision) will be reduced, lapse, or be subject to additional conditions, or the delivery of your performance-related remuneration will be delayed.

Clawback: If the Committee considers that there is a significant downward restatement of our financial results it may, in its discretion, within two years of your performance-related remuneration (which, for the avoidance of doubt) includes vested awards under the GSIP and MCIP) vesting or being paid:

•	require you to repay to Unilever (or as Unilever directs) an amount equal to the after-tax value of some or all of any cash bonus you were paid (as determined by the Committee); and/or

•

require you to transfer to Unilever (or as Unilever directs) for nil consideration, some or all of the after-tax number of Unilever shares which have previously vested, or pay to Unilever (or as Unilever directs) an amount equal to the value of those shares (as determined by the Committee); and/or

•

require Unilever to withhold from, or offset against, any other remuneration to which you may be or become entitled in connection with your employment such an amount as the Committee considers appropriate.

Where you are notified that you must transfer shares or pay an amount in accordance with this clawback provision, any such shares or cash must be transferred or paid (as directed by Unilever) within 30 days of the notification.

To avoid doubt, in exercising its powers under these malus and clawback provisions, the Committee may, in its discretion, apply different treatments to: (i) different employees and/or (ii) different remuneration, and may apply such different treatment in combination. These provisions can apply even if you are not responsible for the event in question, or if it happened before the vesting or grant of your performance-related remuneration.

Personal shareholding requirement. In your role as an Executive Director you are required to demonstrate a significant personal shareholding commitment to Unilever, in line with our Personal Shareholding Requirement Standard. Just as a reminder, you are required to retain all shares vesting from any share awards made since your appointment until your personal shareholding requirement of at least five times your fixed pay has been met. I’m pleased to confirm that you currently satisfy the Personal Shareholding Requirement. You need to continue holding shares after your employment ends (100% of the minimum shareholding requirement for 12 months post cessation, and 50% for 24 months post cessation).

Next steps. If you have any questions about the above (or the Reward Framework/ Remuneration Policy generally), please don’t hesitate to contact me via margot.fransen@unilever.com / +31 622205291.

Please then reply “AGREED” to my covering email to confirm that you agree to the terms and conditions of this letter, including the operation of clawback and malus, and that you have read the relevant award documentation, plan rules and related policies/standards (as amended or replaced from time to time) which set out the clawback and malus provisions in more detail, and that you agree to be bound by their terms. In particular, you consent to any repayment, withholding or deduction made in accordance with such provisions (otherwise such agreement will be deemed to have been given as appropriate for Unilever to operate these arrangements on the above basis).

With kind regards,

Margot Fransen

Chief Counsel Executive Compensation & Employment

Private & Confidential Graeme Pitkethly graeme.pitkethly@unilever.com

20 February 2020

Dear Graeme,

Your reward package in respect of 2020

This letter outlines your reward package for 2020 authorised by the Compensation Committee (the “Committee”). Any defined terms used have the meaning set out in your service agreement (your “Agreement”) with Unilever PLC and Unilever NV (collectively referred to here as “Unilever”) if not otherwise defined here.

REWARD PACKAGE FOR 2020

Fixed pay:

1,135,960 EUR p.a.

With effect from 1 January 2020, fixed pay has been reviewed by the Compensation Committee and has increased by 3%. Your fixed pay is denominated in Euros (and payable in equal monthly instalments).

Discretionary annual bonus:

2019: Discretionary annual bonus outcome: 1,085,228 EUR

This is your annual bonus award in respect of 2019. It represents your annual bonus target (120% of your fixed pay) multiplied by Unilever’s 2019 performance ratio of 82%. Any cash portion of your bonus payable to you (less MCIP election – see below) will be paid in the March 2020 payroll. For further details regarding your bonus outcome, please refer to the Directors’ Remuneration Report (DRR) of the 2019 Annual Report and Accounts (ARA).

2020: Discretionary annual bonus target: 120% of fixed pay

Your discretionary annual bonus target for 2020 will remain as set out above. The maximum discretionary annual bonus is 180% of fixed pay (150% of target bonus). Performance measures are as set out in the DRR. Details of the performance targets approved by the Committee will be communicated to you separately.

MCIP:

2020: You have chosen to invest 727,103 EUR in the MCIP 2020-2023

You have opted to invest the maximum 67% (727,103 EUR) of your 2019 discretionary annual bonus award in Unilever shares (“investment shares”) under the Unilever Share Plan 2017 (the “Plan”). Each of these investment shares will become eligible for 1.5 match shares which will vest between 0-200% four years from the award date in line with the rules of the Plan and performance against the measures/targets set out in the DRR.

An additional one-year holding period will apply after the four-year vesting period.

Benefits:

Unilever will continue to provide the following benefits on the same basis as currently:

•  medical cover for you and your family via the Allianz Worldwide Care International Healthcare Plan;

•  life insurance cover at three times your fixed pay (any additional cover elected by you will be for your own account); and

•  actual and reasonable costs of tax return preparation in respect of total Unilever earnings via Unilever’s designated tax advisor.

Please note that, whilst performance measures and target ranges have been approved by the Committee, in-flight performance measures and target ranges may be adjusted if and to the extent deemed appropriate by the Committee (in which case we will notify you separately in writing).

In addition, all payments/awards set out above are gross, and subject to: any necessary deductions for tax/social security; the malus/clawback provisions set out below; the terms and conditions of your Agreement (which are unchanged save as set out in this letter), relevant award documentation, plan rules and related policies/standards (as amended or replaced from time to time).

Malus and clawback. All performance-related remuneration awarded to you, including but not limited to any annual bonus and GSIP/ MCIP awards, is subject to malus and clawback as follows:

Malus: If the Committee considers that there is:

•	a significant downward restatement of the financial results of Unilever;

•	reasonable evidence of gross misconduct or gross negligence by you;

•	reasonable evidence of material breach by you of Unilever’s Code of Business Principles or Code Policies;

•	breach of restrictive covenants by which the individual has agreed to be bound; and/or

•	reasonable evidence of conduct by you that results in significant losses or reputational damage to Unilever it may, in its discretion, at any time prior to your performance-related remuneration vesting or being paid, decide that some or all of your performance-related remuneration (which is subject to this malus and clawback provision) will be reduced, lapse or be subject to additional conditions, or the delivery of your performance-related remuneration will be delayed.

Clawback: If the Committee considers that there is a significant downward restatement of our financial results it may, in its discretion, within two years of your performance-related remuneration (which, for the avoidance of doubt) includes vested awards under the GSIP and MCIP) vesting or being paid:

•	require you to repay to Unilever (or as Unilever directs) an amount equal to the after-tax value of some or all of any cash bonus you were paid (as determined by the Committee); and/or

•

require you to transfer to Unilever (or as Unilever directs) for nil consideration, some or all of the after-tax number of Unilever shares which have previously vested, or pay to Unilever (or as Unilever directs) an amount equal to the value of those shares (as determined by the Committee); and/or

•

require Unilever to withhold from, or offset against, any other remuneration to which you may be or become entitled in connection with your employment such an amount as the Committee considers appropriate.

Where you are notified that you must transfer shares or pay an amount in accordance with this clawback provision, any such shares or cash must be transferred or paid (as directed by Unilever) within 30 days of the notification.

To avoid doubt, in exercising its powers under these malus and clawback provisions, the Committee may, in its discretion, apply different treatments to: (i) different employees and/or (ii) different remuneration, and may apply such different treatment in combination. These provisions can apply even if you are not responsible for the event in question, or if it happened before the vesting or grant of your performance-related remuneration.

Personal shareholding requirement. As you know, in your role as an Executive Director you are required to demonstrate a significant personal shareholding commitment to Unilever, in line with our Personal Shareholding Requirement Standard. Just as a reminder, you are required to retain all shares vesting from any share awards made since your appointment until your personal shareholding requirement of at least four times your fixed pay has been met and maintained thereafter. I’m pleased to confirm that you currently satisfy the Personal Shareholding Requirement. You need to continue holding shares after your employment ends (100% of the minimum shareholding requirement for 12 months post cessation, and 50% for 24 months post cessation).

Next steps. If you have any questions about the above (or the Reward Framework / Remuneration Policy generally), please don’t hesitate to contact me via margot.fransen@unilever.com / +31 622205291.

Please then reply “AGREED” to my covering email to confirm that you agree to the terms and conditions of this letter, including the operation of clawback and malus, and that you have read the relevant award documentation, plan rules and related policies/standards (as amended or replaced from time to time) which set out the clawback and malus provisions in more detail, and that you agree to be bound by their terms. In particular, you consent to any repayment, withholding or deduction made in accordance with such provisions (otherwise such agreement will be deemed to have been given as appropriate for Unilever to operate these arrangements on the above basis).

With kind regards,

Margot Fransen

Chief Counsel Executive Compensation & Employment